                                   SCHEDULE 14A INFORMATION
                          Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934 (Amendment No.     )

             Filed by the Registrant /X/

             Filed by a Party other than the Registrant / /

             Check the appropriate box
             / / Preliminary Proxy Statement
             / / Confidential for Use of the Commission Only (as permitted by
                 Rule 14a-6(e)(2))
             /X/ Definitive Proxy Statement
             / / Definitive Additional Materials
             / / Soliciting Material Pursuant to Section 240.14a-11(o)
                 or Section 240.14a-12

                                 Courier Corporation
         ----------------------------------------------------------------------
                     (Name of Registrant as Specified in its Charter)


                                 Courier Corporation
         ----------------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         /X/ No fee required.
         / / Fee computed or table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
             (1) Title of each class of securities to which transaction applies:

                 -----------------------------------------------------------
             (2) Aggregate number of securities to which transaction applies:


                 ------------------------------------------------------------
             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 ------------------------------------------------------------
             (4) Proposed maximum aggregate value of transaction:


                 -------------------------------------------------------------
             (5) Total fee paid:

                 -------------------------------------------------------------

         / / Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             (1) Amount Previously Paid:

                 --------------------------------------------------------------
             (2) Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------
             (3) Filing Party:

                 --------------------------------------------------------------
             (4) Date Filed:

                 --------------------------------------------------------------

                               COURIER CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                January 21, 1999


To the Stockholders of COURIER CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of COURIER CORPORATION (the "Corporation") will be held at the Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts, at ll:00 A.M. on Thursday, January 21, 1999 for the following purposes:

         1. To elect three Class A Directors to hold office for a term of three years and until their respective successors shall be elected and shall have qualified;

         2. To consider and act upon a proposal to adopt the Courier Corporation 1999 Employee Stock Purchase Plan, replacing the expiring 1989 Employee Stock Purchase Plan, as described in the attached Proxy Statement.

         3. To approve an amendment to the Corporation's 1999 Deferred Income Stock Option Plan for Non-Employee Directors, which would remove the termination date in the Plan and increase the number of shares available for grant under the plan by 100,000 shares of common stock, representing 3.1% of the outstanding shares of common stock, as described in the attached Proxy Statement.

         4. To approve an amendment to the Corporation's 1993 Amended and Restated Stock Incentive Plan, which would increase the number of shares available for grant under the Plan by 100,000 shares, representing 3.1% of the outstanding shares of common stock, as described in the attached Proxy Statement.

         5. To ratify and approve the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Corporation for the current fiscal year ending September 25, 1999; and

         6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 23, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

                                   By order of the Board of Directors,



                                   F. BEIRNE LOVELY, JR., Clerk

15 Wellman Avenue
North Chelmsford, Massachusetts 01863
December 4, 1998

     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT

                               COURIER CORPORATION
                                15 Wellman Avenue
                      North Chelmsford, Massachusetts 01863

                         ANNUAL MEETING OF STOCKHOLDERS

                                January 21, 1999

                             NATURE OF SOLICITATION

         This Proxy Statement is furnished in connection with and accompanies a Proxy for and Notice of Annual Meeting of Stockholders (the "Notice") of Courier Corporation (the "Corporation" or "Courier"), to be held January 21, 1999 at ll:00 A.M. at the Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts, for the purposes set forth in said Notice. The solicitation is made on behalf of the Board of Directors of the Corporation.

         This Proxy Statement and the accompanying Notice and Proxy Card (the "Proxy") are first being sent to stockholders on or about December 4, 1998. The Board of Directors has fixed the close of business on November 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").

         The cost of preparing, assembling and mailing the Proxy and Notice and this Proxy Statement and of soliciting Proxies is to be borne by the Corporation. In addition to the use of the mails, solicitation may be made by telephone and personally by employees and Directors of the Corporation. Corporate Investor Communications, Inc. has been hired by the Corporation to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise, at a fee of approximately $3,500. The Corporation will also bear the expense of banks, brokers and other fiduciaries or nominees who may forward Proxies and proxy material to beneficial owners of shares held of record by such holders of record.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it prior to the exercise of the powers conveyed by it by filing with the Clerk of the Corporation a written revocation or duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person. Unless a Proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof in the manner hereinafter described.

         The Annual Report of the Corporation for the fiscal year ended September 26, 1998 including financial statements for the fiscal year ended September 26, 1998, is being mailed to stockholders concurrently with this Proxy Statement.

                                VOTING SECURITIES

         As of the Record Date, the securities outstanding and entitled to vote at the Annual Meeting consist of 3,199,369 shares of Common Stock, par value $1 per share, of the Corporation (the "Common Stock"). Only holders of record at the close of business on November 23, 1998 will be entitled to vote at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share held. A majority in interest of all shares of Common Stock issued, outstanding and entitled to vote at the meeting constitutes a quorum for the meeting (1,599,685 shares). Abstentions and broker non-votes shall be counted in determining the number of shares present at the meeting.

         A plurality of votes properly cast for the election of Directors by stockholders attending the meeting in person or by proxy will elect Directors to office. A majority of votes properly cast at the meeting is required for approval of other matters presented at the meeting, unless a larger vote is required by law, or by the Corporation's Articles of Organization or By-Laws. Abstentions and broker non-votes will not be counted as votes cast at the meeting.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of November 23, 1998, the ownership of Common Stock of the Corporation by each Director, by each executive officer named in the Summary Compensation Table below (each a "Named Executive Officer"), by all Directors and executive officers of the Corporation as a group, and by any person or group known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned by each person and entity is determined according to the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of November 23, 1998 through the exercise of an option or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.


                                             Number of Shares
                                              Beneficially         % of Shares
      Name                                   Owned (1)(2)(3)       Outstanding
                                             ----------------      -----------

James F. Conway III                             347,369 (4)           10.7%
Kathleen Foley Curley                             5,800                0.2%
Richard K. Donahue                               13,600                0.4%
Edward J. Hoff                                   96,386                3.0%
Arnold S. Lerner                                 11,577 (5)            0.4%
Charles E. Otto                                   9,400                0.3%
W. Nicholas Thorndike                            21,700                1.0%
George Q. Nichols                                16,260                1.0%
Robert P. Story, Jr                              75,809 (6)            2.3%
Thomas G. Osenton                                43,100                1.3%
Peter M. Folger                                  13,271                0.4%
All Directors and Executive Officers
  as a Group (11 persons)                       654,272               19.3%
Courier Employee Stock Ownership Plan           187,091 (7)            5.8%
The Killen Group, Inc.                          236,728 (8)            7.4%
T. Rowe Price Associates, Inc.                  193,000 (9)            6.0%
Kennedy Capital Management                      245,386                7.7%


(1) The information concerning the amount of Common Stock of the Corporation beneficially owned by each of the Directors and executive officers was furnished to the Corporation by each such Director or executive officer.

(2) Includes shares subject to options exercisable within sixty days as follows:
Mr. Conway, 53,549; Ms. Curley, 4,300; Mr. Donahue, 12,100; Mr. Hoff, 29,600;
Mr. Otto, 5,800; Mr. Thorndike, 1,600; Mr. Story, 39,725; Mr. Osenton, 38,298;
Mr. Folger, 8,640; and all Directors and executive officers as a group, 193,612. For purposes of calculating the percentage of shares outstanding with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding only as to such individual or group.

(3) Includes shares allocated to individual accounts in the Courier Employee Stock Ownership Plan (the "ESOP") as follows: Mr. Conway, 2,402; Mr. Nichols, 2,582; Mr. Story, 1,709; Mr. Osenton, 302; and Mr. Folger, 1,106.

(4) Includes 182,726 shares owned by the James F. Conway, Jr. Trusts of which Mr. Conway III is a trustee with shared voting and investment power as to these shares. Mr. Conway's address is c/o the Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(5) Includes 1,500 shares owned by Mr. Lerner's wife and 7,500 shares owned by Mr. Lerner's adult children, as to which shares Mr. Lerner disclaims beneficial ownership.

(6) Includes 1,200 shares owned by Mr. Story's wife, as to which shares Mr. Story disclaims beneficial ownership.

(7) Includes 8,101 shares allocated to individual ESOP accounts for Named Executive Officers. See (3). Boston Safe Deposit and Trust Company is the trustee under the trust agreement relating to the ESOP. The ESOP's address is c/o the Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(8) Based upon information provided by The Killen Group, Inc. ("Killen Group") as of November 23, 1998. Killen Group is an investment adviser with sole voting and investment power as to 137,415 of these shares. The clients of Killen Group exercise sole voting and investment power as to the remaining 99,313 shares held in the portfolios. The address for Killen Group is 1189 Lancaster Avenue, Berwyn, PA 19312.

(9) Based upon information provided by T. Rowe Price Associates, Inc. as of November 23, 1998. These shares are owned by T. Rowe Price Small Cap Value Fund, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(10) Based upon information provided by Kennedy Capital Management ("Kennedy Capital") as of November 23, 1998. Kennedy Capital is an investment adviser with sole investment power as to all of the 245,386 shares and sole voting power as to 204,497 of these shares held in their portfolios. The address for Kennedy Capital is 10829 Olive Boulevard, St. Louis, Missouri 63141.


                          ITEM 1: ELECTION OF DIRECTORS

         Pursuant to the By-Laws, the Corporation's directorships are divided into three classes, consisting of Class A, Class B and Class C Directors. The term of each directorship is three years and the terms of the three classes are staggered in such a manner that only one class is elected in any one year. Three Class A Directors are to be elected at the 1999 Annual Meeting. Each of the three Class A Directors will serve until the 2002 Annual Meeting and until his or her successor shall have been elected and shall have qualified or until his or her earlier death, incapacity, resignation or removal. It is proposed that Proxies not limited to the contrary will be voted to elect Richard K. Donahue, Edward J. Hoff and Robert P. Story, Jr. as Class A Directors. Messrs. Donahue, Hoff and Story are presently Class A Directors having terms expiring at the 1999 Annual Meeting. If some unexpected occurrence should make necessary, in the judgement of the Board of Directors, the substitution of some other person for any of the nominees, it is the intention of the persons named in the Proxy to vote for the election of such other person as may be designated by the Board of Directors.

          Messrs. Donahue, Hoff and Story were previously elected by the stockholders.

Nominees for Election as Class A Directors

Richard K. Donahue -- Mr. Donahue, age 71, has been a Director of the Corporation since June 1995. He is Vice Chairman of NIKE, Inc. of Beaverton, Oregon and a member of the NIKE Board of Directors since 1977. He previously served as President and Chief Operating Officer of NIKE, Inc. from 1990 to 1994. He is a partner in the law firm of Donahue & Donahue. If elected, Mr. Donahue will serve as a Class A Director until the 2002 Annual Meeting.

Edward J. Hoff -- Mr. Hoff, age 43, has been a Director of the Corporation since 1989. He is President of Leadership Development Inc., a management development firm, since 1998. He is a Partner at The Center for Executive Development since 1992. If elected, Mr. Hoff will serve as a Class A Director until the 2002 Annual Meeting.

Robert P. Story, Jr. -- Mr. Story, age 47, has been a Director of the Corporation since February 1995. He is Senior Vice President and Chief Financial Officer of Courier Corporation as well as Director of Courier's book manufacturing operations. He joined Courier in 1986 as Vice President and Treasurer and was elected Senior Vice President and Chief Financial Officer in April 1989. If elected, Mr. Story will serve as a Class A Director until the 2002 Annual Meeting.

Directors Continuing in Office

         The following persons are incumbent Directors and have unexpired terms as Class B and Class C Directors as indicated.

James F. Conway III -- Mr. Conway, age 46, has been a Director of the Corporation since 1988. Mr. Conway was elected Chairman of the Corporation on September 22, 1994 and continues as President and Chief Executive Officer. He had been Acting Chairman, President and Chief Executive Officer since December 1992, and President and Chief Operating Officer from 1988 to 1992. He is a Director of Enterprise Bank and Trust Company. Mr. Conway was previously elected as a Class B Director to serve until the 2000 Annual Meeting.

W. Nicholas Thorndike -- Mr. Thorndike, age 65, has been a Director of the Corporation since 1989. He serves as a Corporate Director or Trustee of a number of organizations, including Bradley Real Estate, Inc., Providence Journal Company, Eastern Utilities Associates, The Putnam Funds, Cabot Industrial Trust and Data General Corporation. He has also served as a Trustee of Massachusetts General Hospital since June 1969, and was the Chairman of the Board from 1987 to 1992 and President from 1992 to 1994. Until December 1988, he was Chairman and Managing Partner of Wellington Management Company. In February 1994, he accepted appointment as a successor Trustee of private trusts in which he had no beneficial interest and concurrently became, serving until October 1994, Chairman of the Board of two privately-owned corporations controlled by such trusts. The two privately-held corporations filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code in August 1994. Mr. Thorndike was previously elected as a Class B Director of Courier Corporation to serve until the 2000 Annual Meeting.

Kathleen Foley Curley -- Ms. Curley, age 47, has been a Director of the Corporation since February 1995. She has been Director of Research at Lotus Institute since 1996. She was an Associate Professor at Northeastern University College of Business Administration in Management Information Systems between 1986 and 1997. Prior to her association with Northeastern University, she was a visiting scholar at MIT - Center for Information Systems Research and an instructor at the Harvard Graduate School of Business Administration. Ms. Curley is a Director and member of the Board of Trustees of Arthur D. Little, School of Management. Ms. Curley was previously elected as a Class B Director to serve until the 2000 Annual Meeting.

Arnold S. Lerner -- Mr. Lerner, age 68, has been a Director of the Corporation since 1989. He is a partner in seven radio stations in the Northeast and a Director, Vice Chairman and Clerk of Enterprise Bank and Trust Company. Mr. Lerner was previously elected as a Class C Director to serve until the 2001 Annual Meeting.

Charles E. Otto -- Mr. Otto, age 57, has been a Director of the Corporation since 1987. He is a consultant and a retired Corporate Officer and Senior Vice President, Field Operations, United States Marketing Group of Xerox Corporation. Mr. Otto was previously elected as a Class C Director to serve until the 2001 Annual Meeting.

George Q. Nichols -- Mr. Nichols, age 69, has been a Director of the Corporation since March 1995. He is Senior Vice President of Courier Corporation and President of National Publishing Company, a wholly-owned subsidiary of Courier Corporation. He has held this position since 1976. Mr. Nichols was previously elected as a Class C Director to serve until the 2001 Annual Meeting.


Board Meetings and Committees

         The Board of Directors of the Corporation held a total of 10 meetings during the fiscal year ended September 26, 1998.

         The Board of Directors has an Audit and Finance Committee and a Compensation and Management Development Committee. The Corporation has no Nominating Committee.

         The Audit and Finance Committee (the "Audit Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Lerner serving as Chairman. The functions of the Audit Committee include recommendation of independent public accountants for the Corporation; consultation with the Corporation's independent public accountants regarding the plan of audit; review, in consultation with the independent public accountants, of their report of audit and accompanying management letter; review of reports and recommendations of the Corporation's internal auditor; and consultation with the independent public accountants regarding the adequacy of internal accounting controls. The Audit Committee held two formal meetings during the last fiscal year. A part of each meeting was held with representatives of the Corporation's independent public accountants outside of the presence of management.

         The Compensation and Management Development Committee (the "Compensation Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Hoff serving as Chairman of the Committee. The Compensation Committee administers the Company's executive compensation programs and approves the compensation of executive officers. The Compensation Committee held two formal meetings during the last fiscal year.

         Each Director attended at least 75% of the total number of meetings held by the Board of Directors and any committees on which he or she served during fiscal year 1998.

Directors' Compensation

         The Corporation pays its non-employee Directors (Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley) an annual retainer of $16,000 and meeting fees of $1,000 per meeting of the Board of Directors and $800 per meeting for any committee meetings of the Board of Directors attended. These fees increased on April 1, 1998 from an annual retainer of $12,000 and meeting fees of $800 per meeting of the Board of Directors. The Corporation pays annual retainer fees to non-employee Directors who serve as Chairmen of committees of the Board of Directors as follows: Compensation Committee, $10,000 and Audit Committee, $5,000. Non-employee Directors are allowed, at their election, to receive all or one-half of their annual retainer fees for services as Directors and as Chairmen of Committees in the form of stock options pursuant to the Deferred Income Plan discussed below.

1989 Deferred Income Stock Option Plan for Non-Employee Directors

         The 1989 Deferred Income Stock Option Plan for Non-Employee Directors (the "Deferred Income Plan") provides for the issuance of stock options for shares of the Corporation's Common Stock to each non-employee Director of the Corporation who elects to receive such options in lieu of 50 percent or 100 percent of each annual retainer receivable by him or her for services as a Director and as a Chairman of a Committee of the Board of Directors. Elections under the Deferred Income Plan may be made only as to compensation paid for services rendered six months after the date of the election. Options are granted on the first day of each fiscal year, or in the case of a newly elected Director, on the first day of the seventh month after his or her election to participate (the "Grant Date") or on the effective date of any retainer increase.

         The per share exercise price for each option granted pursuant to the Deferred Income Plan is $5 less than the average of the closing sales price per share of Common Stock for the five consecutive trading days next preceding the Grant Date of the option, but in no event less than $1 per share. The exercise price is payable in cash, or in shares of Common Stock, or a combination of the two. The number of shares of Common Stock for which options will be granted to a participating Director as of any Grant Date is one-fifth of the dollar amount by which his or her stipend is reduced on account of his or her election to participate in the Deferred Income Plan.

         Each option granted under the Deferred Income Plan is exercisable on and after its Grant Date to the extent of 25% of the total number of shares subject to the option. Provided that the optionee is then serving as a Director, an option becomes exercisable as to an additional 25% of the shares subject to the option on and after each January 1, April 1 and July 1 next following its Grant Date. Each option granted under the Deferred Income Plan expires five years after its Grant Date. Unexpired options held by a participating Director at the termination of his or her service as a Director may be exercised, to the extent they had become exercisable before such termination, within three months after the date of such termination. Unexpired options held by a participating Director at his or her death may be exercised within one year after his or her death by his or her personal representative, to the extent they had become exercisable before his or her death.

         The Board of Directors has no authority under the Deferred Income Plan to select optionees or to set the number of shares covered by an option or the exercise price of an option, but subject to the foregoing limitations the Board may administer and construe the Deferred Income Plan and the stock option agreements pursuant to the Deferred Income Plan. On November 5, 1998, the Board of Directors voted to extend the term of the plan indefinitely, subject to stockholder approval at the 1999 Annual Meeting.

         Of the six persons currently eligible to participate in the Deferred Income Plan, Messrs. Donahue, Hoff, Otto and Thorndike and Ms. Curley have elected to participate. Options for 3,600 shares to each of Messrs. Donahue, Otto and Thorndike and Ms. Curley, and for 6,600 shares to Mr. Hoff were granted on October 1, 1997 at an exercise price of $10.73 per share. As a result of an increase in the Board's retainer, options for 600 shares to each of Messrs. Donahue, Hoff, Otto and Thorndike and Ms. Curley were granted on April 1, 1998 at an exercise price of $15.17 per share for fiscal 1998.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

         The Compensation Committee ("the Committee") is comprised entirely of non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review the performance and set the compensation of the Chief Executive Officer; and to review and approve all compensation arrangements for executive officers, including cash compensation, stock awards, employment/severance agreements and special benefits, where applicable. Actions by the Committee are periodically reported to and, in appropriate cases, ratified by the Board.

         The Committee approved the Executive Compensation Program in 1994 for all executives, and the program was continued in 1998. An independent compensation consultant was retained to assist the Corporation in evaluating the Executive Compensation Program to ensure it continued to match directly the strategy and organizational focus that the Corporation has established for achieving competitive success, higher profits and maximizing shareholder returns.

Philosophy

         The Executive Compensation Program is designed to:

          - attract and retain high quality management talent and to motivate them to build and sustain value for shareholders,

          - provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation, and

          - establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

Executive Compensation Program

         The executive compensation program consists of four compensation components that together comprise a total compensation amount established for each executive officer. In determining total compensation amounts, the Corporation reviews compensation survey data of other companies of a similar revenue size, in similar markets as the Corporation, and in regional areas in which the Corporation competes for executive talent. There is no special attempt to set total compensation of executive officers to particular levels (e.g., median, salary midpoint, etc.) within the survey data. It is the opinion of the Committee that when performance targets are achieved, total compensation earned by executive officers will reach a level competitive with other executive officers in companies with similar size and characteristics.

         Total compensation is comprised of base salary, an annual cash bonus, a long-term stock incentive, and a long-term performance incentive.

         Base Salary - Increases in base salaries for fiscal 1998 ranged from 3% to 5% for executive officers.

         Annual Cash Bonus - The Committee approves annual cash bonus targets and the performance targets upon which the bonus will be earned by executive officers at the beginning of the fiscal year. At least one-third of the annual cash bonus for all executive officers is based upon the achievement of corporate earnings targets. Some executive officers may also have a portion of their annual cash bonus based upon achievement of individual business unit earnings targets. If the annual cash bonus is based on both corporate and individual business unit earnings, the weighting given to the corporate measure ranges from 34% to 50% depending upon the position of the executive officer; the weighting given to the individual business unit measures, therefore, ranges from 50% to 66%. No annual cash bonus is earned unless minimum earnings thresholds are achieved. The maximum that may be earned is 200% of the annual cash bonus target when earnings targets are exceeded by specified amounts.

         In 1998, the corporate earnings target was exceeded. All executives earned 125% of the portion of their annual cash bonus which was based upon the corporate earnings measure. Executive officers earned from 0% to 200% of the portion of their annual cash bonus based on individual business unit earnings.

         Long-Term Stock Incentive - The Long-Term Stock Incentive represents a value, in terms of compensation, which is earned by executives through a combination of a stock option award and a cash award based upon Total Shareholder Return (TSR). The Committee believes that stock options and awards based on TSR are a valuable method of tying executives' performance to the creation of shareholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years. Stock options for fiscal 1998 were awarded at the end of fiscal 1997. The stock option awards, which vest over a three-year period, were granted to executive officers with an option exercise price equal to the fair market value, except in the case of the Chief Executive Officer's award which was 110% of the fair market value, of the Corporation's Common Stock as of the date of the awards. The Committee believes in encouraging share ownership by executives. Therefore, the number of shares and/or options currently held by executive officers is not a factor in determining individual option awards.

          The portion of the executive officers' Long-Term Stock Incentive which is comprised of a cash award may be earned over a period of time up to 5 years based upon the Corporation meeting or exceeding its peer group TSR. A portion of the award may be earned annually based upon achieving an annual TSR measure; and beginning with the third through fifth year, up to the full award may be earned based upon achieving a cumulative TSR measure. Awards are paid following the close of the fiscal year in which they are earned. Any unearned portion of the award after five years is forfeited. In 1998, Courier Corporation's three-year cumulative total shareholder return exceeded the three-year cumulative total shareholder return of its peer group; and Courier Corporation's one-year total shareholder return exceeded the one-year total shareholder return of its peer group. Executives earned 75% of their cash award potential under the fiscal 1996 Long-Term Stock Incentive and earned 25% of their cash award potential under the fiscal 1997 and fiscal 1998 Long-Term Stock Incentive. Award payouts were made as of the close of fiscal 1998.

         Long-Term Performance Incentive - The Long-Term Performance Incentive is earned by executive officers based upon the Corporation achieving specific return on asset targets each year within a three-year performance period. If the target is missed in any of the three years, a portion of the award is forfeited. Amounts earned under the plan are not paid until the end of the three-year performance period. The first year's return on assets target was achieved for fiscal 1998 and will be paid following the close of the 2000 fiscal year. The second year of the 1997 Long-Term Performance Incentive was achieved for 1998 and will be paid following the close of the 1999 fiscal year. The third year of the 1996 Long-Term Performance Incentive was achieved for 1998. Executives earned, in total, 75% of the 1996 Long-Term Performance Incentive award, and the payouts were made as of the close of fiscal 1998.

         The Committee established in fiscal year 1998 a deferred compensation arrangement for four executive officers to compensate them for retirement benefits that they would have been entitled to if not subject to Internal Revenue Code limitations.

Chief Executive Officer Pay

         At the beginning of the fiscal year the Committee set Mr. Conway's total compensation for 1998. Compensation survey data of Chief Executive Officers of companies of similar revenue size and in similar markets as the Corporation were used as a guide for determining Mr. Conway's 1998 total compensation.

         Mr. Conway's 1998 total compensation is comprised of a base salary, the annual cash bonus, the Long-Term Stock Incentive, and the Long-Term Performance Incentive. Mr. Conway's base salary was increased in 1998 by 4%. Mr. Conway's annual cash bonus was based solely upon achieving corporate earnings targets. Since the corporate earnings target was exceeded, Mr. Conway earned 125% of his 1998 bonus potential. Mr. Conway's 1998 Long-Term Stock Incentive was comprised of a combination of a stock option award, which was granted to Mr. Conway at the end of fiscal year 1997, and a cash award based upon Total Shareholder Return (TSR). The stock option award, which vests over a three-year period, was granted at an option price equal to 110% of the fair market value of the Corporation's Common Stock as of the date of the award. Since the Long-Term Stock Incentive is a component of the total compensation established for Mr. Conway by the Committee, a recognized stock option pricing model was used to determine the number of shares which corresponded to a specific amount of compensation. The number of option shares awarded was not based on the number of shares currently held by Mr. Conway. In 1998, Mr. Conway earned 75% of his award under the fiscal 1996 Long-Term Stock Incentive because Courier Corporation's three-year cumulative total shareholder return exceeded the three-year cumulative total shareholder return of its peer group in fiscal 1998. Mr. Conway earned 25% of the fiscal 1997 and fiscal 1998 Long-Term Stock Incentive cash awards because Courier Corporation's one-year total shareholder return exceeded the one-year total shareholder return of its peer group in fiscal 1998. The payouts were made as of the close of fiscal 1998. Mr. Conway earned a portion of the fiscal 1996, 1997, and 1998 Long-Term Performance Incentive, as described above, by achieving specific return on assets targets. The award earned under the fiscal 1996 Long-Term Performance Incentive, which represented 75% of the total award that could be earned, was paid as of the close of fiscal 1998.


Tax Law Changes

         In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In this regard, the Committee must determine whether any actions with respect to this new limit should be taken by the Corporation. At this time, it is not anticipated that any executive officer of the Corporation will receive any such compensation in excess of this new limit during 1998. At the recommendation of the Committee, the Board of Directors voted on November 27, 1995 to amend the 1993 Stock Incentive Plan to comply with
Section 162(m) of the Internal Revenue Code. The Committee will continue to monitor this situation and will take additional actions if it is warranted in the future.

Closing

         The Committee believes that the executive compensation program implemented for 1998 successfully tied executive compensation to the achievement of significant corporate earnings, attainment of strategic goals, and increased shareholder value.

                 Kathleen Foley Curley              Arnold S. Lerner
                 Richard K. Donahue                 Charles E. Otto
                 Edward J. Hoff                     W. Nicholas Thorndike

                             EXECUTIVE COMPENSATION

Summary Compensation Information

         The following table (the "Summary Compensation Table") sets forth information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers serving at the end of the fiscal year ended September 26, 1998 (collectively, the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                  Long-Term
                                        Annual Compensation                  Compensation Awards
                                        -------------------                  -------------------
                                                           Other     Restricted
                                                           Annual       Stock                   LTIP All       Other
Name and                                                Compensation   Awards    Options/      Payouts      Compensation
Principal Position        Year    Salary($)   Bonus($)     ($) (1)      ($)      SARs (#)        ($)           ($)(2)
------------------        ----    ---------   --------  ------------   ------    --------     ----------    ------------

J. F. Conway III          1998      259,615    137,500   113,222          0       6,000        146,770         47,414
Chairman, President       1997      249,231    131,250    17,250          0       6,000         68,000         15,297
and Chief Executive       1996      230,000          0     9,027          0       6,000         28,500         18,760
Officer

G. Q. Nichols             1998      240,000    179,700         0          0           0         41,000         93,787
Corporate Senior Vice     1997      230,000    164,725     4,312          0           0         20,000         15,801
President and President   1996      220,000      9,625         0          0           0          8,000         14,899
of National Publishing
Company

R. P. Story, Jr.          1998      209,616     85,500         0          0       5,000         79,216         27,910
Senior Vice President     1997      199,615    114,000     4,312          0       4,500         32,888          9,930
and Chief Financial       1996      189,846          0         0          0       4,500         10,500          8,642
Officer

T. G. Osenton             1998      204,808     31,875         0          0       4,000         63,544         27,577
Senior Vice President     1997      200,000     37,500         0          0       3,750         32,250         10,221
and Chief Marketing       1996      199,904      3,528         0          0       6,000         15,000         11,482
Officer

P. M. Folger              1998      119,808     37,500         0          0       1,500         15,126          8,552
Vice President            1997      114,808     31,250     2,156          0       1,500          5,953          8,170
and Controller            1996      109,904          0         0          0       1,500          1,500          6,623


(1) Includes tax assistance on a stock option exercise during fiscal 1998 for Mr. Conway.

(2) Includes payments made during fiscal 1998 under the Corporation's 1989 Incentive Program for Purchase of Courier Stock by executive officers as follows: Mr. Conway, $2,424; Mr. Story, $327; and Mr. Osenton, $1,253. Also includes profit sharing contributions by the Corporation to individual accounts in the Profit Sharing and Savings Plan ("PSSP") in fiscal year 1998 as follows: Mr. Conway, $5,600; Mr. Nichols, $13,600; Mr. Story, $5,600; Mr. Osenton, $5,600; and Mr. Folger, $5,600. Also includes matching contributions by the Corporation to individual 401(k) accounts in the PSSP in fiscal year 1998 as follows: Mr. Conway, $2,591; Mr. Nichols, $2,469; Mr. Story, $2,447; Mr. Osenton, $2,471; and Mr. Folger, $2,430. Also includes the value of stock allocations to the individual accounts in the ESOP in fiscal 1998 as follows:
Mr. Conway, $935; Mr. Nichols, $1,001; Mr. Story, $674; Mr. Osenton, $131; and Mr. Folger, $522. Also includes amounts credited under the Courier Corporation Deferred Compensation Program in fiscal 1998 for the calendar years 1994 through 1997 as follows: Mr. Conway, $35,864; Mr. Nichols, $76,717; Mr. Story, $18,862; and Mr. Osenton, $18,122.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table shows the individual grants of stock options under the Courier Corporation 1993 Stock Incentive Plan (the "1993 Stock Incentive Plan") to each of the Named Executive Officers during the fiscal year ended September 26, 1998.


                                                Individual Grants
                      ---------------------------------------------------------------------
                        Number of         % of Total
                         Shares            Options
                       Underlying         Granted to         Exercise or                            Grant Date
                         Options         Employees in        Base Price          Expiration        Present Value
     Name             Granted (#)(1)      Fiscal Year        ($/Sh)(2)              Date               ($)(3)
     ----             --------------      -----------        -----------         ----------        -------------

J. F. Conway III               6,000        17.0%               22.83             9/24/03             35,887

G. Q. Nichols                      0          -                   -                  -                   -

T. G. Osenton                  4,000        11.3%               20.75             9/24/05             30,464

R. P. Story, Jr.               5,000        14.2%               20.75             9/24/05             38,080

P. M. Folger                   1,500         4.2%               20.75             9/24/05             11,424


(1) All options granted and reported in this table were awarded on September 24, 1998 for fiscal 1999. The options awarded to Messrs. Conway, Osenton, Story and Folger vest over a three-year period, in three equal installments. Options granted for fiscal 1998 were awarded and reported in fiscal 1997. Options granted are not assignable, except by the laws of descent and distribution or by will. The 1993 Stock Incentive Plan provides that the Board of Directors will determine the effect that the death of an option holder or the termination of his employment will have upon the exercisability of the option. Option vesting may be accelerated in the event of change in control of the Corporation.

(2) The exercise prices of the options awarded to Messrs. Osenton, Story and Folger are the fair market values of the Common Stock on the date of grant. The exercise price of the option awarded to Mr. Conway on September 24, 1998 is 110% of the fair market value of the Common Stock on the date of grant.

(3) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, a risk-free rate of return on the date of grant, and the term of the option. In calculating the grant date present values set forth in the table, a factor of 34.8% has been assigned to the volatility of the Common Stock, based on the average weekly stock price for the three years preceding the date of grant; the yield on the Common Stock has been set at 1.98%, based upon the annual dividend rate in effect on the date of grant; the risk-free interest rates have been fixed at 4.8% and 4.9% for periods of five and seven years, respectively, the rates for U.S. Treasury Notes, with terms comparable to the option terms, on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option terms of five and seven years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table shows each stock option exercised during the fiscal year ended September 26, 1998 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis.


                                                                     Number of             Value of Unexercised
                                                            Unexercised Options            In-the-Money Options
                                                           at Fiscal Year End (#)        at Fiscal Year End ($)(1)
                                                           ---------------------         -------------------------
                  Shares Acquired       Value
      Name        On Exercise (#)    Realized ($)(1)    Exercisable    Unexercisable     Exercisable     Unexercisable
      ----        ---------------    ---------------    -----------    -------------     -----------     -------------

J. F. Conway III       48,750            627,994          53,550           12,000          581,559          47,290

G. Q. Nichols          33,900            309,152             0               0                0                0

T. G. Osenton            0                  0             35,798           11,251          404,664          71,975

R. P. Story, Jr.       13,500            191,895          42,200           11,025          501,372          59,200

P. M. Folger           2,250              14,063           8,185           3,455           100,486          19,109


(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year end, as the case may be.


             LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL YEAR 1998

         The following table describes long-term incentives awarded for the fiscal year 1998 to 2002 performance period under the Corporation's Long-Term Incentive Plan to the Named Executive Officers.

                       Performance
                        Or Other           Estimated Future Payouts Under Non-Stock Price Based Plans
                      Period Until         -----------------------------------------------------------
                     Maturation or           Threshold                 Target                  Maximum
       Name              Payout                 ($)                     ($)                      ($)
       ----          --------------         ----------                 ------                  -------

J. F. Conway III       1998-2000              20,000                   80,000                  80,000
                       1998-2002              16,270                   65,080                  65,080

G. Q. Nichols          1998-2000                4,500                  18,000                  18,000
                       1998-2002                5,500                  22,000                  22,000

T. G. Osenton          1998-2000                7,500                  30,000                  30,000
                       1998-2002                8,793                  35,172                  35,172

R. P. Story, Jr.       1998-2000              16,250                   65,000                  65,000
                       1998-2002              11,553                   46,210                  46,210

P. M. Folger           1998-2000                3,750                  15,000                  15,000
                       1998-2002                1,768                   7,070                   7,070


         Two long-term incentive plans are provided, one with a three-year performance period and based upon achievement of specific return on asset targets, and one with up to a five-year performance period and based upon achievement of specific total shareholder return compared to the Company's peer group. In 1998 the threshold amount, which represents 25% of the target amount, has been earned under both plans because 1998 targets were achieved. For the plan based upon return on assets, 75% of the target amount may be earned over the next two years. For the plan based upon total shareholder return, 75% of the target amount may be earned over the next four years. The threshold amount is 25% of the target amount although it can be as low as 0% for both plans.

Senior Executive Severance Program

         Messrs. Conway, Nichols, Osenton and Story are parties to agreements pursuant to the Corporation's Senior Executive Severance Program (the "Severance Program") entered into by Messrs. Conway, Nichols and Story in October 1988 and by Mr. Osenton in November 1995. In accordance with the Severance Program, if a "change in control" of the Corporation, as defined in the Severance Program, occurs while one of these individuals is an employee of the Corporation, and his employment is subsequently terminated for reasons other than death, disability, retirement or termination for cause, he shall be entitled to a severance payment and continuation of participation for up to 36 months in certain medical, group life and similar benefit plans of the Corporation. In addition, in the event of a change in control each such individual shall receive a severance payment and benefits if he terminates his employment for "good reason", defined in the Severance Program to include changes in his duties or titles inconsistent with his duties or titles prior to the change in control, reduction within a twelve-month period in his base salary or failure to increase his base salary by at least the average percentage increase for all officers of the Corporation, or reductions or termination of incentive or benefit plans or programs in which he participated prior to the change in control. The severance payment, which is due in a lump sum, is an amount equal to a multiple of 1 to 2.5 times the individual's average annual salary and bonus paid during the five calendar years preceding the change in control. The multiple is based upon years of service with the Corporation; provided that a minimum multiple of 2.0 is prescribed for the Chairman of the Board of Directors, the Chief Executive Officer, the President and the Chief Operating Officer prior to the change in control. The multiple presently applicable to Mr. Nichols is 2.5, to Messrs. Conway and Story is 2; and to Mr. Osenton is 1.5.

Other Retirement Benefits

         The Corporation and its subsidiaries Courier-Citizen Company, Courier Westford, Inc. and National Publishing Company previously maintained defined benefit pension plans to provide retirement benefits for officers and all other non-union employees. All of these defined benefit plans terminated on December 31, 1988. Benefits under the terminated plans have been provided by the purchase of individual annuity contracts from insurance companies. The annual benefit payable at age 65 under the annuity contract to Mr. Conway is $6,565; to Mr. Nichols is $10,527; to Mr. Story is $1,595; and to Mr. Folger is $7,243.

         In June 1992, the Board of Directors approved, and on November 7, 1996 amended, a Supplemental Retirement Benefit Agreement with Mr. Nichols, providing for a supplemental annual benefit payable after his retirement (his "Benefit"). Mr. Nichols' Benefit will be paid as a single life annuity in monthly installments from the date of Mr. Nichols' retirement until his death. If Mr. Nichols retires at his current age of 69, the annual amount of the Benefit will be $28,500. Mr. Nichols' annual Benefit increases each year to a maximum of $60,000 if he retires at age 70 or later. Mr. Nichols may elect to have the Benefit paid in a different form of annuity having an equivalent actuarial value. In the event that Mr. Nichols dies before he retires and is survived by his spouse, a monthly benefit will be paid to his spouse for her life in an amount equal to the Benefit she would have received upon Mr. Nichols' death had he retired on the day preceding his death. If Mr. Nichols has not selected an alternative form of annuity before his death, the spousal benefit will be determined as if he had selected a joint and 100% survivor annuity. In the event of a "change in control" of the Corporation (as defined in the Supplemental Retirement Benefit Agreement) during Mr. Nichols' employment or the payment period of the Benefit, the "commuted value" of the Benefit will be paid to Mr. Nichols within 60 days after the change in control. The commuted value of the Benefit is the present value of the Benefit remaining to be paid at the time of the change in control, assuming that Mr. Nichols will survive for a period equal to his life expectancy, and applying a rate of interest equal to the Internal Revenue Service applicable federal rate for that period.

Employment Agreements

         The Corporation has an employment agreement with Mr. Nichols effective as of March 3, 1993 pursuant to which Mr. Nichols, who is now the President of National Publishing Company, may become the chairman of such subsidiary. Mr. Nichols' employment agreement provides for a base annual salary of $120,000 and a bonus of $30,000 per year effective upon Mr. Nichols' assuming the position as chairman and sets out the responsibilities of Mr. Nichols as chairman. Mr. Nichols' employment agreement provides that his current benefits will continue. The Corporation may not terminate Mr. Nichols' employment other than for cause.


                        FIVE YEAR STOCK PERFORMANCE GRAPH

         The graph below compares the Corporation's cumulative total stockholder return on its Common Stock with the cumulative total return on the Standard & Poor's 500 stock index (the "S&P 500 Index") and a peer group of companies selected by the Corporation for purposes of the comparison and described more fully below (the "Peer Group"). This graph assumes the investment of $100 on October 1, 1992 in each of Courier Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               Courier Corporation, S&P 500 Index, and Peer Group

         -------------------------------------------------------------------------------
                                      Company Performance

                             Your Company Name: Courier Corporation

                                        Graph Plot Points:

                          Date      Amount                     Date      Amount

                 1993      9/93      $100.00          1996      9/96      $115.61
                 1994      9/94      $129.96          1997      9/97      $170.99
                 1995      9/95      $156.30          1998      9/98      $251.69
         -------------------------------------------------------------------------------

                                          Stock Index

                                      Stock Index: S&P 500

                                      (S&P 500.NASDAQ, etc.)

                                        Graph Plot Points:

                          Date      Amount                     Date      Amount

                 1993     9/93      $100.00          1996      9/96      $161.89
                 1994     9/94      $103.69          1997      9/97      $227.37
                 1995     9/95      $134.53          1998      9/98      $247.93
         -------------------------------------------------------------------------------

                                           Peer Group Index

                                      Peer Group Index: Peer Group

                                           Graph Plot Points:

                          Date      Amount                     Date      Amount
                 1993     9/93      $100.00          1996      9/96      $141.17
                 1994     9/94      $ 99.84          1997      9/97      $177.26
                 1995     9/95      $131.55          1998      9/98      $133.83

         -------------------------------------------------------------------------------

         The Peer Group is made up of the following printing companies: American Business Products, Inc.; Banta Corporation; Bowne & Co.; Cadmus Communications Corporation; Ennis Business Forms, Inc.; John H. Harland Company; Merrill Corporation; New England Business Services, Inc.; The Standard Register Company; American Banknote Corporation (formerly, United States Banknote Corporation); and Wallace Computer Services, Inc. Devon Group, Inc., Duplex Products, Inc., Graphic Industries, Inc. and Waverly, Inc. which all had been included previously in the Peer Group, were acquired by other companies and are now excluded from the above Peer Group.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Based on a review of the reports of changes in beneficial ownership of the Corporation's Common Stock and written representations furnished to the Corporation, the Corporation believes that its executive officers and Directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 26, 1998 with the exception of Edward J. Hoff who filed Form 4 approximately 3 weeks late with respect to an option exercise and Kathleen Foley Curley who filed Form 4 approximately one month late with respect to an option grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley. Mr. Conway is a Director of Enterprise Bank and Trust Company ("Enterprise") in Lowell, MA and a member of the Enterprise compensation committee. Mr. Lerner is a Director and executive officer of Enterprise and a member of its compensation committee.

                     ITEM 2 - APPROVAL OF THE CORPORATION'S
                        1999 EMPLOYEE STOCK PURCHASE PLAN

         On November 5, 1998, the Board of Directors adopted, subject to stockholder approval at the 1999 Annual Meeting of Stockholders, the Corporation's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"), covering an aggregate of 100,000 shares of Common Stock, and voted to terminate, subject to stockholder approval at the 1999 Annual Meeting of Stockholders, the current Employee Stock Purchase Plan as of March 1, 1999, the date the first Plan Period will begin. The Employee Stock Purchase Plan currently in place will expire by its terms on November 12, 1999 and has 42,288 shares remaining of the shares originally reserved for issuance.

         Pursuant to applicable securities and tax laws, stockholder approval is required for adoption of the Stock Purchase Plan. A copy of the plan is attached to this Proxy Statement as Exhibit A.

         Reasons for Board Recommendation. The purpose of the Stock Purchase Plan is to provide employees of the Corporation and its Subsidiaries the opportunity to acquire a proprietary interest in the Company by providing favorable terms for them to purchase its Common Stock. The Board of Directors believes it is in the best interests of the Corporation to continue to encourage stock ownership by employees of the Corporation and its subsidiaries, thereby aligning the interests of employees and shareholders.

Vote Required

         The Stock Purchase Plan must be approved by the stockholders for it to qualify for favorable treatment under the Internal Revenue Code of 1986, as amended (the "Code"). The affirmative vote of a majority of all of the votes cast on the matter is required for the Stock Purchase Plan to be so approved.

         The Board recommends a vote "FOR" the approval of the Corporation's 1999 Employee Stock Purchase Plan. Proxies solicited by the Board of Directors will be so voted in the absence of a direction to the contrary.

Description of the Stock Purchase Plan

         Offering Period. Under the Stock Purchase Plan, the Corporation will make offerings to employees commencing on the first day of each six month period beginning September 1 and March 1, and ending on the last day of February and August, respectively (a "Plan Period"). On the first day of a Plan Period, the Corporation will grant to each participant in the Stock Purchase Plan an option to purchase on the last business day of such Plan Period, at the Option Price (as defined below), such number of whole shares of Common Stock of the Corporation reserved for issuance under the Stock Purchase Plan as does not exceed the number of shares equal in value to 5% of such employee's regular base pay for the Plan Period divided by the price set forth below.

         During a Plan Period, each eligible employee may authorize payroll deductions at a minimum of $2.00 per week up to a maximum of 5% of such employee's regular base pay from the Corporation. The price at which the employee's option is exercised is 85% of the last reported sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System (or such exchange on which the Corporation's Common Stock may then be traded) on the first or last day of the Plan Period, whichever is less (the "Option Price").

         Eligibility. With certain limited exceptions in the case of employees already holding a significant amount of Common Stock, each employee of the Corporation as of the date an offering commences and who ordinarily works 20 or more hours per week, more than 5 months per year and who has been employed by the Corporation or certain of its subsidiaries for a period of twelve (12) consecutive months is eligible to participate in the Stock Purchase Plan. Participation in the Stock Purchase Plan is at the discretion of each eligible person. Accordingly, the Corporation cannot yet determine the number of shares of Common Stock which will be purchased in the future under the Stock Purchase Plan by an eligible person or group of eligible persons. Unlike the present Employee Stock Purchase Plan, the new Stock Purchase Plan allows officers and directors that are employees of the Corporation to participate in it.

         Plan Administration. The Stock Purchase Plan will be administered by the Board of Directors. The Board of Directors of the Corporation may amend or terminate the Stock Purchase Plan at any time. However, no amendment shall be made without prior approval of the stockholders of the Corporation if such amendment would (a) increase or decrease the number of shares approved for issuance under the Stock Purchase Plan or (b) change the class of employees eligible to purchase shares under the Stock Purchase Plan.

Federal Tax Consequences

         The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code which provides that the employee will not have income for federal income tax purposes when such employee joins the Stock Purchase Plan, or when an offering ends and such employee receives shares of the Corporation's Common Stock, but generally will recognize ordinary income, in addition to capital gain or loss, when he sells the shares.

         If the employee has owned the shares for more than one year and disposed of them at least two years after the date an offering commenced, the employee will be taxed as described below. If the sale price of the shares on the date they were sold is less than the price paid for the shares under the Stock Purchase Plan, the employee will incur a long-term capital loss in the amount equal to the price paid over the sale price. If the sale price is higher than the price paid under the Stock Purchase Plan, such employee will have to recognize ordinary income in an amount equal to the lesser of (i) 15% of the market price of the shares on the date the offering commenced; or (ii) the excess of the sale price over the price paid. Any further gain is treated as long-term capital gain. Except as set forth below, the Corporation will generally not be entitled to a tax deduction upon the purchase or sale of shares under the Stock Purchase Plan. If the employee sells the shares before he or she has owned them for more than one year or before the expiration of a two-year period commencing on the date the offering period commenced, the employee will have to recognize ordinary income equal to the excess of the market price of the shares on the date of purchase over the option price and the Corporation will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss for the difference between the sale price and the fair market value on the date of purchase.

Stock Purchase Plan Benefits

         No employee of the Corporation has purchased shares of Common Stock out of the 100,000 shares of Common Stock that may be purchased by eligible employees under the Stock Purchase Plan if it is adopted by the stockholders. Accordingly, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the Stock Purchase Plan are not determinable.

                         ITEM 3 - APPROVAL OF AMENDMENTS
                        TO THE 1989 DEFERRED INCOME STOCK
                     OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         On November 5, 1998, the Board of Directors adopted, subject to stockholder approval at the 1999 Annual Meeting of Stockholders, amendments to the 1989 Deferred Income Stock Option Plan for Non-Employee Directors, as amended, (the "Option Plan"), increasing the total number of shares reserved for issuance under the Option Plan by 100,000 and deleting the Termination Date, which would have been September 28, 1999, so that the Option Plan will continue indefinitely at the Board's discretion (the "Amendments"). The Option Plan had only 10,500 shares remaining for future grants.

         Reasons for Board Recommendation. The Board of Directors believes it is in the best interests of the Corporation to continue to encourage stock ownership by non-employee directors of the Corporation. The Option Plan provides each of the Directors of the Corporation who is not also an officer or an employee of the Corporation or its subsidiaries added incentive to continue in the service of the Corporation and a more direct interest in its future success by granting such Directors options to purchase shares of the Corporation's Common Stock.

Vote Required

         The Amendments must be approved by the stockholders under the rules of NASDAQ. The affirmative vote of a majority of all of the votes cast on the matter is required for the Amendments to be so approved.

         The Board recommends a vote "FOR" the Amendments to the 1989 Deferred Income Stock Option Plan for Non-Employee Directors. Proxies solicited by the Board of Directors will be so voted in the absence of a direction to the contrary.

Description of Plan

         The Option Plan provides for the issuance of stock options to each Director of the Corporation who is not an employee or an officer of the Corporation and who elects to receive such options in lieu of 50% or 100% of each annual stipend receivable by him/her for services as a Director of the Corporation. Elections under the Option Plan may be made upon an individual's election as a Director. Such plan election ("Plan Election") remains in effect until a new Plan Election is filed by the Director. Each payment of the stipend of an eligible Director who elects to participate in the Option Plan (a "Participating Director") will be reduced in accordance with his/her election, and options will be granted to him/her as of the first day of each fiscal year of the Corporation commencing during the term of the Option Plan (a "Grant Date"). In the case of a Participating Director newly elected after the first day of a fiscal year, options will be granted upon the effectiveness of such Director's Plan Election.

         The exercise price for each option granted pursuant to the Option Plan is $5 less than the average of the closing sales prices per share of the Common Stock of the Corporation for the five consecutive trading days next preceding the Grant Date of the option, but in no event less than $1 per share. The exercise price may be payable in cash, or in shares of Common Stock, or a combination of the two or through a cashless exercise program. The number of shares of Common Stock for which options will be granted to a Participating Director as of any Grant Date is one-fifth of the dollar amount by which his/her stipend is reduced on account of his/her election to participate in the Option Plan.

         Each option granted under the Option Plan is exercisable on and after its Grant Date to the extent of 25% of the total number of shares subject to the option. Provided that the optionee is then serving as a Director, an option becomes exercisable as to an additional 25% of the shares subject to the option on each of the January 1, April 1 and June 1 next following its Grant Date. Each option granted under the Option Plan expires five years after its Grant Date. Unexpired options held by a Participating Director at the termination of his/her service as a Director may be exercised, to the extent they had become exercisable before such termination, within three months after the date of such termination. Unexpired options held by a Participating Director at his/her death may be exercised within one year after his/her death by his personal representative to the extent they had become exercisable before his/her death. Participating Directors may transfer their options to members of their respective immediate families, to trusts for the benefit of such family
                                       17
members, or to partnerships in which such family members are the only partners, provided that the transferee agrees to comply with the terms of and conditions of the Option Plan and the option.

         The Board of Directors has no authority under the Option Plan to select optionees or to set the number of shares covered by an option or the exercise price of an option, but subject to the foregoing limitations the Board may administer and construe the Option Plan and the stock option agreements pursuant to the Option Plan. As a result of the Amendments, the Option Plan will not have a termination date, and will only be terminable at the discretion of the Directors or after the issuance of all of the reserved shares under the Option Plan.

Federal Tax Consequences

         Options granted under the Option Plan are non-qualified options for federal income tax purposes. The grant of an option under the Option Plan has no tax consequences for the optionee or the Corporation. On the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a non-qualified option is increased by the amount of such taxable income. The Corporation will be entitled to a federal income tax deduction in an amount equal to such excess. Upon the sale of the shares acquired by exercise of a non-qualified option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

         Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a non-qualified option.

Option Plan Benefits

         The Board of Directors has not granted any stock options, covering the additional 100,000 shares of Common Stock issuable under the Option Plan if the Amendments are approved by the stockholders. Accordingly, the benefits or amounts that will be received by or allocated to any individual Director who is not an employee or officer of the Corporation under the Option Plan, as amended by the Amendments, are not determinable.


                    ITEM 4. APPROVAL OF AMENDMENT TO THE 1993
                    AMENDED AND RESTATED STOCK INCENTIVE PLAN

         The Board of Directors unanimously approved an amendment (the "Amendment") to the Corporation's 1993 Amended and Restated Stock Incentive Plan (the "1993 Plan"), subject to stockholder approval, which increases the aggregate number of shares of Common Stock of the Corporation available for grants of stock options ("Options") and restricted stock ("Restricted Stock") under the 1993 Plan by 100,000 from 345,000 to 445,000. A summary of the principal features of the 1993 Plan and the modifications made by the Amendment is set forth below.

         Reasons for Board Recommendation. The Board of Directors believes that compensation arrangements of key employees should match directly the strategy and organizational focus that the Corporation has established for achieving competitive success and higher profits and for maximizing shareholder returns. As such, a new executive compensation program was implemented beginning in fiscal year 1994 designed to achieve the following goals: (i) attracting and retaining high-quality management talent and motivating them to build and sustain value for shareholders; (ii) providing aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation; and (iii) establishing for employees in management positions a significant risk/reward compensation system through incentive pay plans. The Board believes that stock options are a valuable method of tying executives' performance to the creation of stockholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years.

         The Board anticipates that the shares available for award under the 1993 Plan, which was 64,537 shares as of November 23, 1998, will be exhausted within the next two years. Accordingly, the Board of Directors believes that the addition of 100,000 shares under the 1993 Plan (which represents approximately 3.1% of the current number of outstanding shares of Common Stock) is necessary for the Corporation to continue its executive compensation program beyond the year 2000.

         No awards have been made which are contingent on approval of the additional shares. As of November 23, 1998, options to purchase 195,378 shares were outstanding under the 1993 Plan. The closing price of the Common Stock on November 23, 1998 was $28.25 per share.

Vote Required

         The Amendment to the 1993 Plan must be approved by the stockholders under the rules of NASDAQ. The affirmative vote of the holders of a majority of all of the votes cast on the matter is required for the Amendment to be so approved.

         The Board of Directors recommends that the Amendment to the 1993 Amended and Restated Stock Incentive Plan be approved, and therefore recommends a vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted in the absence of a direction to the contrary.

Description of 1993 Plan and Amendment

         Number of Shares Covered. Currently, the total number of shares of Common Stock with respect to which Options and Restricted Stock may be granted under the 1993 Plan may not exceed in the aggregate 345,000 (the "Reserved Shares") of which only 64,537 shares are available for future grants. The Amendment increases the Reserved Shares to 445,000. The Reserved Shares may consist of shares of authorized but unissued Common Stock, or shares of authorized and issued Common Stock reacquired by the Corporation. If an outstanding Option expires for any reason or terminates or any grant of Restricted Stock is forfeited, the Reserved Shares subject to the unexercised Option, or the forfeited Restricted Stock, may again be made subject to an Option or Restricted Stock under the 1993 Plan.

         Adjustments under the 1993 Plan. The number of Reserved Shares covered by any outstanding Option or shares of Restricted Stock, and their price per share, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any capital adjustment. The 1993 Plan provides for certain other adjustments in the event that the Corporation merges or consolidates with another corporation, or sells substantially all of its assets. No adjustments are made by reason of the Corporation's issuance of securities convertible into shares of stock of any class, or upon conversion of shares or obligations of the Corporation convertible into such securities.

         Administration. The 1993 Plan is administered by a Compensation Committee (the "Committee") composed of at least three members appointed by the Board of Directors of the Corporation (the "Board"). All members of the Committee must be members of the Board and non-employee Directors. Each member of the Committee shall also be an outside director within the meaning of Section 162(m) of the Code.

         The Committee has the authority to adopt, amend and rescind such rules and regulations consistent with the provisions of the 1993 Plan as, in its opinion, may be advisable for the administration of the 1993 Plan. The Committee has sole authority to determine, as to persons who are subject to the short swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") because they are officers of the Corporation or a subsidiary, the following: (i) the persons to whom Options and Restricted Stock shall be granted; (ii) the number of Options or shares of Restricted Stock granted to each such person; (iii) the price per share to be paid upon exercise of each such Option; (iv) the period within which each such Option or grant of Restricted Stock may be exercised; and (v) the terms and conditions of each Option or grant of Restricted Stock. As to persons who are not subject to the short swing profit rules of the Exchange Act, the determinations enumerated in the preceding sentence may be made by the Board. The Committee does not have the authority to reprice Options. In the following discussion of the administration and operation of the 1993 Plan, references are made simply to the Committee, rather than to the Committee and the Board.

         Eligibility. The persons eligible to receive Options and Restricted Stock are those key employees who render or are expected to render services of special importance to the Corporation or to any subsidiary, who have contributed to the success of the Corporation, and who are selected from time to time by the Committee as participants in the 1993 Plan. Members of the Committee, non-employee Directors and consultants to the Corporation and its subsidiaries are not eligible to participate in the 1993 Plan.

         Stock Options. An Option granted to an employee of the Corporation or a subsidiary may be an incentive stock option ("ISO") eligible for favorable federal income tax treatment under Section 422 of the Code, if it is so designated in the written agreement between the Corporation and the optionee that sets forth its terms and conditions (the "Stock Option Agreement"). An Option granted to any person may be a nonqualified stock option ("NSO") ineligible for favorable federal income tax treatment under Section 422 of the Code, if it is so designated in the Stock Option Agreement.

         Option Price. The 1993 Plan does not provide for payment by an optionee upon the grant of an Option. The exercise price of each Option is specified by the Committee at the time the Option is granted but shall not be less than 100% of the fair market value on the date of grant. In the case of any employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary, the price at which Reserved Shares may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

         Duration of Options. The duration of any option is as specified by the Committee in the Stock Option Agreement, but no ISO may be exercisable after the expiration of ten years from its date of grant. In the case of an employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary, no ISO may be exercisable after the expiration of five years from its date of grant. The Committee, in its discretion, may provide that any Option is exercisable during its entire duration or during any lesser period of time.

         Exercise of Option. Options may be exercised by the delivery of written notice to the Corporation setting forth the number of Reserved Shares with respect to which the Option is to be exercised and accompanied by payment of the exercise price of those Reserved Shares. The Option price may be paid in any lawful consideration. Payment of the Option price may be made, in whole or in part, in shares of Common Stock owned by the optionee, valued at their fair market value on the date of exercise, or by attestation; provided, however, that the optionee may not make payment in shares of Common Stock previously acquired by him/her pursuant to the exercise of an ISO, unless such shares have been held by him/her for at least two years from the date of grant of the ISO and at least one year from the date the ISO was exercised. Alternatively, the 1993 Plan permits cashless exercise through a broker.

         Transferability of Options. Options are not transferable by the optionee otherwise than by will or under the laws of descent and distribution, and are exercisable during his/her lifetime only by him/her.

         Other Terms and Conditions of Options. Each Option must be evidenced by a Stock Option Agreement that specifies whether the Option is an ISO or an NSO. The Stock Option Agreement shall also contain provisions as to the time or times at which the option shall be exercisable, provisions addressing federal income tax withholding upon exercise of an NSO and such other terms and conditions, consistent with the 1993 Plan, as the Committee shall determine. Options with respect to no more than 25,000 shares of Common Stock may be granted to any one individual in any one calendar year.

         Restricted Stock. The Committee may grant Restricted Stock to any employee for a number of Reserved Shares to be determined in its discretion, and subject to terms and conditions so determined, including conditions that may require the holder to forfeit the Common Stock for such payment as the Committee shall determine, or for no payment, in the event that he/she ceases to provide services to the Corporation or a subsidiary before a stated time. Unlike holders of Options, a holder of Restricted Stock has the rights of a stockholder of the Corporation to vote and to receive payment of dividends on the Restricted Stock, unless the Committee specifies to the contrary in the Restricted Stock Agreement setting forth the terms on which the Restricted Stork is granted. The Committee may not grant more than 20% of the Reserved Shares in the form of Restricted Stock.

         Special Bonus Awards. The Committee may award in connection with an NSO or a grant of Restricted Stock a cash bonus in an amount not to exceed the lesser of (i) the combined federal, state and local income tax liability incurred by the recipient by reason of the exercise of the NSO or the grant or vesting of the Restricted Stock, or (ii) 30% of the income realized by the optionee on account of such exercise or vesting. Such bonuses may be awarded simultaneously with a related NSO or Restricted Stock, or awarded separately with respect to an NSO or Restricted Stock awarded on an earlier date.

         Amendments to 1993 Plan. The Board may modify, revise or terminate the 1993 Plan at any time and from time to time, except that approval of the stockholders of the Corporation is required for any amendment to change the aggregate number of Reserved Shares which may be issued under Options or granted pursuant to the 1993 Plan, change the class of employees or other persons eligible to receive Options or Restricted Stock, or increase materially the benefits accruing to any person under the 1993 Plan.

Federal Tax Consequences

         Tax Treatment of NSOs. An optionee realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to an NSO and the exercise price paid is taxed as ordinary compensation income on or after the date on which the NSO is exercised. The difference is measured and taxed as of the date of exercise if the stock is not subject at that time to a substantial risk of forfeiture, as defined in Section 83 of the Code. The optionee's tax basis is increased by the amount of such taxable income.

         The Corporation receives no tax deduction on the grant of an NSO, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the optionee.

         Tax Treatment of ISOs. Except as noted below under the heading Alternative Minimum Tax, Section 422 of the Code provides that an optionee incurs no federal income tax liability on either the grant or the exercise of an ISO. Provided that the option stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period of time, the optionee will be taxed as if he/she had then received ordinary compensation income in an amount equal to the excess of the fair market value of the stock on the date of exercise of the option (or, if less, the amount realized upon the sale of such shares of stock) over the option price. Section 424(c) of the Code defines a disposition of stock for this purpose as any sale, gift or transfer of legal title (except a transfer by will or inheritances), and most types of exchanges.

         The Corporation receives no tax deduction on a grant or exercise of an ISO, but is entitled to a tax deduction if the optionee recognizes taxable income on account of a premature disposition of ISO stock, in the same amount and at the same time as the optionee's recognition of income.

         Alternative Minimum Tax. The alternative minimum tax is payable by a taxpayer for a given year only to the extent that it exceeds his/her tax liability determined by the regular method. Taxable income for purposes of the alternative minimum tax includes the excess of the fair market value of stock subject to an ISO, at its date of exercise, over the option price.

         Tax Treatment of Restricted Stock. A person who receives a grant of Restricted Stock generally will not recognize taxable income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. For example, if a person is granted Restricted Stock that he/she must forfeit if he/she leaves employment with the Corporation within two years, he/she will recognize income at the end of the two-year period. The amount of income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid by the holder for the Restricted Stock. Alternatively, a recipient of Restricted Stock may elect, in accordance with
Section 83(b) of the Code, to be taxed on the excess of the fair market value of the Restricted Stock at the time of grant over the amount (if any) paid by the recipient for the Restricted Stock, notwithstanding the restrictions on the stock. All such taxable amounts are deductible by the Corporation at the time and in the amount of the ordinary compensation income recognized by the recipient of the Restricted Stock. The full amount of dividends or other distributions of property made with respect to Restricted Stock before the lapse of the restrictions will constitute ordinary compensation income, and the Corporation will be entitled to a deduction at the same time and in the same amount as the income realized by the Restricted Stockholder.

         Exercise by Delivery of Stock. Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of an NSO or ISO.

         Parachute Payments. The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Corporation, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

         Limitation on Corporation's Deductions. As a result of Section 162(m) of the Code, the Corporation's federal tax deduction for certain awards under the 1993 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation (other than performance-based compensation) in excess of $1 million a year.

Option Plan Benefits

         The Committee has not granted any stock options covering the additional 100,000 shares of Common Stock issuable under the 1993 Plan if the Amendment is adopted by the stockholders. Accordingly, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 1993 Plan as amended by the Amendment are not determinable.


                ITEM 5: RATIFICATION OF SELECTION OF ACCOUNTANTS

         The Board of Directors has redesignated the firm of Deloitte & Touche LLP as the Corporation's independent public accountants for the fiscal year ending September 25, 1999. The firm became accountants for the Corporation in 1996.

         Although the Corporation is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders, the Board of Directors believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of Deloitte & Touche LLP, the Directors will consider the vote and the reasons therefor in future decisions on the selection of accountants.

         Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

         The Board of Directors recommends that the selection of Deloitte & Touche LLP as independent accountants for the Corporation be ratified and approved, and therefore recommends a vote FOR this proposal.


                                  MISCELLANEOUS

Stockholder Proposals

         The Corporation expects to hold its 2000 Annual Meeting on January 20, 2000. Eligible stockholders may present proposals for inclusion in the Corporation's 2000 Annual Meeting Proxy Statement, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Corporation no later than August 6, 1999. Any proposal intended to be presented at the 2000 Annual Meeting should be sent to the Corporation at 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention: Robert P. Story, Jr., Senior Vice President and Chief Financial Officer.

Voting of Proxies

         The persons named in the enclosed Proxy will vote as directed in the Proxy and, in the absence of such direction, will vote in favor of the actions specified in Items 1, 2, 3, 4 and 5 of the Proxy. The shares will be voted on such other matters as may properly come before the meeting in accordance with the best judgement of the Proxy holder.

         The Board of Directors of the Corporation is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgement if any other matters shall properly come before the meeting, including voting for election of a Director in place of any person named above who may not be available for election.

                                             By order of the Board of Directors,


                                             F. BEIRNE LOVELY, JR., Clerk


15 Wellman Avenue
North Chelmsford, Massachusetts 01863
December 4, 1998


     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                                       Exhibit A

                            COURIER CORPORATION 1999
                          EMPLOYEE STOCK PURCHASE PLAN


         The purpose of the Courier Corporation 1999 Employee Stock Purchase Plan ("the Plan") is to provide eligible employees of Courier Corporation (the "Company") and certain of its subsidiaries, including Courier Companies, Inc., Courier Westford, Inc. Courier Stoughton, Inc., Courier Kendallville, Inc., National Publishing Company, Courier New Media, Inc. and Book-mart Press, Inc. with opportunities to purchase shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). One Hundred Thousand (100,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in accordance with that intent.

         1. Administration. The Plan will be administered by the person or persons (the "Administrator") appointed by the Company's Board of Directors (the "Board") for such purpose. The Administrator has authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

         2. Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan ("Offerings"). Unless otherwise determined by the Administrator, the initial Offering will begin on March 1, 1999 and will end on the following August 31, 1999 (the "Initial Offering"). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each March 1 and September 1 and will end on the last business day occurring on or before the following August 31 and the last day of the following February, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed six months in duration or overlap any other Offering.

         3. Eligibility. All individuals treated as common law employees of the Company (including employees who are also directors of the Company) and all employees of each Designated Subsidiary (as defined in Section 11) are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the "Offering Date") they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week and for more than 5 months a year and have completed at least twelve (12) consecutive months of employment.

         4. Participation. An employee eligible on any Offering Date may participate in such Offering by submitting an enrollment form to his appropriate payroll location at least fourteen (14) days before the Offering Date (or by such other deadline as shall be established for the Offering). The form will (a) state the amount to be deducted from his Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock for him in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for him are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived his right to participate. Unless an employee files a new enrollment form or withdraws from the Plan, his deductions and purchases will continue at the same amount of Compensation for future Offerings, provided he remains eligible. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

         5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of two dollars ($2) per week up to a maximum of five percent (5%) of his Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions.

         6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, an employee may not increase or decrease his payroll deduction during any Offering, but may increase or decrease his payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least seven (7) days before the next Offering Date (or by such other deadline as shall be established for the Offering). The Administrator may, in advance of any Offering, establish rules permitting an employee to increase, decrease or terminate his payroll deduction during an Offering.

         7. Withdrawal. An employee may withdraw from participation in the Plan by delivering a written notice of withdrawal to his appropriate payroll location. The employee's withdrawal will be effective as of the next business day. Following an employee's withdrawal, the Company will promptly refund to him his entire account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with
Section 4.

         8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last day of such Offering (the "Exercise Date"), at the Option Price hereinafter provided for, a maximum of Two Hundred (200) shares of Common Stock reserved for the purposes of the Plan, or such other maximum number of shares as shall have been established by the Administrator in advance of the Offering. The purchase price for each share purchased under such Option (the "Option Price") will be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

         Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

         9. Exercise of Option and Purchase of Shares. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in an employee's account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in an employee's account at the end of an Offering will be refunded to the employee promptly.

         10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose.

         11. Definitions. The term "Compensation" means the amount of base pay, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

         The term "Designated Subsidiary" means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

         The term "Fair Market Value of the Common Stock" means (i) if the Common Stock is admitted to trading on a national securities exchange or the Nasdaq National Market, the closing price reported for the Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the next preceding date for which a sale was reported, or (ii) if clause (i) does not apply but the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the average of the highest bid and lowest asked prices reported for the Common Stock on NASDAQ for such date or, if no bid and asked prices were reported for such date, for the next preceding date for which such prices were reported.

         The term "Parent" means a "parent corporation" with respect to the Company, as defined in Section 424(e) of the Code.

         The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.

         12. Rights on Termination of Employment. If a participating employee's employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the employee and the balance in his account will be paid to him or, in the case of his death, to his designated beneficiary as if he had withdrawn from the Plan under Section
7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary.

         13. Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other participants in the Plan.

         14. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him.

         15. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

         16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

         17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Administrator to give proper effect to such event.

         18. Amendment of the Plan. The Board may at any time, and from time to time, amend the Plan in any respect, except that without the approval, within twelve (12) months of such Board action, by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code.

         19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase Common Stock on such Exercise Date.

         20. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

         21. Governmental Regulations. The Company's obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

         22. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

         23. Tax Withholding. Participation in the Plan is subject to any required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

         24. Notification Upon Sale of Shares. Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

         25. Effective Date and Approval of Shareholders. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of stockholders, which approval must occur within twelve (12) months of the adoption of the Plan by the Board.

PLEASE MARK VOTES
AS IN THIS EXAMPLE

-------------------------------------------------------------                                        For All   With-   For All
                   COURIER CORPORATION                                                              Nominees   hold    Except
-------------------------------------------------------------
                                                                      1. Election of Directors: Richard K. Donahue, Edward J.
The undersigned hereby ratifies and confirms all that said            Hoff, Robert P. Story, Jr. (as Class A
attorneys and proxies and each of them or their substitute            Directors)                      / /      / /      / /
or substitutes may lawfully do or cause to be done by virtue
hereof, revoking any proxy heretofore given with respect to           If you do not wish your shares voted "For" a particular
such shares.                                                          nominee, mark the "For All Except" box and strike a line
                                                                      through the name(s) of the nominee(s). Your shares will
Mark box at right if an address change has been noted on              be voted for the remaining nominee(s).
the reverse side of this card.                           / /
                                                                                                       For    Against  Abstain
RECORD DATE SHARES:
                                                                   2. To consider and act upon a proposal to adopt the
                                                                      Courier Corporation 1999 Employee Stock Purchase Plan
                                                                                                      / /      / /      / /

                                                                   3. To approve an amendment to the 1989 Deferred Income
                                                                      Stock Option Plan for Non-Employee Directors, which
                                                                      would remove the termination date in the plan and
                                                                      increase the number of shares available for grant
                                                                      under the plan, as described in the attached Proxy
                                                                      Statement.                      / /      / /      / /

                                                                   4. To approve an amendment to the 1998 Amended and
                                                                      Restated Stock Incentive Plan, which would increase
                                                                      the number of shares available for grant under the
                                                                      plan, as described in the attached Proxy Statement.
                                                                                                      / /      / /      / /

                                                                   5. Proposal to approve the appointment of Deloitte &
                                                                      Touche LLP as the Independent Public Accountants of
                                                                      the Corporation.                / /      / /      / /

                                             ------------------    6. To transact such other business as may properly come
                                             Date                     before the meeting and/or any adjournment or adjourn-
Please be sure to sign and date this Proxy.                           ments thereof.
---------------------------------------------------------------
                                                                   IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR
                                                                   PROPOSALS (1), (2), (3), (4) AND (5) AND IN ACCORDANCE
---------------------------             -----------------------    WITH THE BEST JUDGMENT OF THE ATTORNEYS AND PROXIES AS TO
Stockholder sign here                        Co-owner sign here    ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.


DETACH CARD                                                        DETACH CARD
                            COURIER CORPORATION

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy statement.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on January 21, 1999 at Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts 01879. Thank you in advance for your prompt consideration of these matters.

Sincerely,

COURIER CORPORATION

                              COURIER CORPORATION

        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - JANUARY 21, 1999 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of Courier Corporation (the "Corporation") hereby constitutes and specifies James E. Conway III, W. Nicholas Thorndike and Kathleen Foley Curley, and each of them singly, with full power of substitution, the attorneys and Proxies of the undersigned for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of the Corporation to be held on January 21, 1999, commencing at 11:00 a.m. and/or at any adjournment or adjournments thereof (the Proxy Statement in connection therewith and due notice of the time, place and purposes of such a meeting have been received by the undersigned) and at such meeting and/or any adjournment or adjournments thereof to vote and act with respect to all shares of Common Stock of the Corporation standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all the powers the undersigned would possess if personally present at said meeting and/or any adjournment or adjournments thereof and especially to vote as follows, a majority of said attorneys and Proxies, or any one if only one be present, to have all the powers of said attorneys or Proxies.


-------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                  ENVELOPE
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.


HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

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